Exhibit 10(n)

SUMMARY OF THE COMPENSATION OF NON-EMPLOYEE DIRECTORS OF

THE EMPIRE DISTRICT ELECTRIC COMPANY

Set forth below is a summary of the compensation provided to members of the Board of Directors who are not officers or employees of Empire (“Non-Employee Directors”). Directors who are also officers or employees of Empire do not receive any compensation for duties performed as a Director.

Each Director who is not an officer or full-time employee of Empire is paid a monthly retainer for his or her services as a Director at a rate of $22,500 per annum. In addition, a fee of $1,000 ($1,500 for the Audit Committee) is paid to each non-employee Director for each day the Directors meet and for each meeting of a Committee of the Board that the Director attends in person or by telephone. The Chairman of each Committee receives an annual retainer of $5,000 ($7,500 for the Chairman of the Audit Committee) and the Chairman of the Board receives an annual retainer of $50,000.

Our 2006 Stock Incentive Plan permits our Directors to receive shares of Common Stock in lieu of all or a portion of any cash payment for services rendered as a Director. In addition, a Director may defer all or part of any compensation payable for his or her services under the terms of our Deferred Compensation Plan for Directors. Amounts so deferred are credited to an account for the benefit of the Director and accrue an interest equivalent at a rate equal to the prime rate. A Director is entitled to receive all amounts deferred in a number of annual installments following retirement, as elected by him or her.

In addition to the cash retainer and fees for non-employee Directors, we maintain a Stock Unit Plan for non-employee Directors, which we refer to as the Stock Unit Plan, to provide Directors the opportunity to accumulate compensation in the form of common stock units. When implemented in 1998, the Stock Unit Plan provided Directors the opportunity to convert cash retirement benefits earned under our prior cash retirement plan for Directors into common stock units. All eligible Directors who had benefits under the prior cash retirement plan converted their cash retirement benefits to common stock units.  Each common stock unit earns dividends in the form of common stock units and can be redeemed for one share of common stock upon retirement or death of the Director or on a date elected in advance by the Director with respect to awards made on or after January 1, 2006. The number of units granted annually is calculated by dividing the annual contribution rate, which is either the annual retainer fee or such other amount as is established by the Compensation Committee of the Board of Directors, by the fair-market value of our common stock on January 1 of the year the units are granted. Common stock unit dividends are computed based on the fair market value of our common stock on the dividend’s record date. During 2005, 1,642 units were converted to common stock by retired Directors, 9,529 units were granted for services provided in 2005 (based on an annual contribution rate of $25,000), and 3,843 units were granted pursuant to the provisions of the plan providing for the reinvestment of dividends on stock units in additional stock units.

In accordance with Empire’s Corporate Governance Guidelines, Empire encourages Directors to attend education programs relating to the responsibilities of directors of public companies. The expenses for the Directors to attend these courses are paid by Empire. Empire reimburses Directors for expenses incurred in connection with their position as a Director including the reimbursement of expenses for transportation.  Empire maintains $250,000 of business travel accident insurance for non-employee Directors while traveling on Empire business.